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                                  EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated December 11, 2001, with respect to the consolidated financial statements and schedule of Toll Brothers, Inc. included in the Annual Report (Form 10-K) of Toll Brothers, Inc. for the year ended October 31, 2001, in Amendment No. 2 to the Registration Statement (Form S-3 Nos. 333-85030, 333-85030-01, 333-85030-02 and 333-85030-03) and related
Prospectus of Toll Brothers, Inc., Toll Corp., First Huntingdon Finance Corp., and Toll Finance Corp. for the registration of Debt Securities of Toll Corp., First Huntingdon Finance Corp., and Toll Finance Corp. and Common Stock, Preferred Stock, Warrants and Guarantees of Debt Securities of Toll Brothers, Inc.

                                                     /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
July 1, 2002